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                          ARTICLES OF INCORPORATION OF
                          ANCHOR BANCORP WISCONSIN INC.


         ARTICLE 1. NAME. The name of the corporation is Anchor BanCorp Wisconsin Inc. (hereinafter referred to as the "Corporation").

         ARTICLE 2. REGISTERED OFFICE AND REGISTERED AGENT. The address of the registered office of the Corporation in the State of Wisconsin, County of Dane, is 25 West Main Street, Madison, Wisconsin 53703. The name of the initial registered agent of the Corporation at such address is Douglas J. Timmerman.

         ARTICLE 3. INCORPORATOR. The sole incorporator of the Corporation is Douglas J. Timmerman, who is more than 18 years of age and whose address is the same as the address of the registered office of the Corporation.

         ARTICLE 4. PURPOSE. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Wisconsin Business Corporation Law.

         ARTICLE 5. CAPITAL STOCK. The total number of shares of capital stock which the Corporation has authority to issue is 105,000,000, of which 5,000,000 shall be serial preferred stock, $.10 par value per share (hereinafter the "Preferred Stock"), and of which 100,000,000 shall be common stock, par value $.10 per share (hereinafter the "Common Stock"). Except to the extent required by governing law, rule or regulation, the shares of capital stock may be issued from time to time by the Board of Directors without further approval of the stockholders of the Corporation.

         A description of the different classes and series (if any) of the Corporation's capital stock and a statement of the designations, and the relative rights, preferences, and limitations of the shares of each class of and series (if any) of capital stock are as follows:

         A. COMMON STOCK. Except as provided in this Article 5 (or if any resolution or resolutions adopted by the Board of Directors pursuant hereto), the exclusive voting power shall be vested in the Common Stock, the holders thereof being entitled to one vote for each share of such Common Stock standing in the holder's name on the books of the Corporation. Subject to any rights and preferences of any class of stock having preference over the Common Stock, holders of Common Stock shall be entitled to such dividends as may be declared by the Board of Directors out of funds lawfully available therefor. Upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock shall be entitled to receive pro rata the remaining assets of the Corporation after the holders of any class of stock having preference over the Common Stock have been paid in full any sums to which they may be entitled.

         B. PREFERRED STOCK. Shares of Preferred Stock may be issued from time to time in one or more series in any manner permitted by law pursuant to a resolution or resolutions adopted by the Board of Directors under authority hereby vested in it, each series to be appropriately designated, prior to the issuance of any shares thereof, by some distinguishing letter, number or title. Before any shares of any such series are issued, the Board of Directors shall have the full authority permitted by law to fix, and hereby is expressly empowered to fix, by resolution or resolutions full, limited, multiple, fractional or no voting rights and such designations, preferences, qualifications, privileges, limitations, restrictions, redemption rights, conversion rights and other special or relative rights of the Preferred Stock or any series thereof that may be desired.

         B.1 SERIES A PREFERRED STOCK. The first series of serial preferred stock par value $0.10 per share, of the Corporation shall be, and hereby is, designated "Series A Preferred Stock" (the "Series A Shares"), and the number of shares constituting such series shall be one hundred thousand (100,000). The relative rights and preferences of the Series A Shares shall be as follows:






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         (a) Dividends and Distributions.

                  (1) Subject to the prior and superior rights of the holders of any shares of any series of stock ranking prior and superior to the Series A Shares with respect to dividends, the holders of Series A Shares, in preference to the holders of Common Stock, par value $0.10 per share, of the Corporation and of any other junior stock, shall be entitled to receive, when and as declared by the Board of Directors, out of any funds lawfully available therefor, cash dividends thereon, payable quarterly, from the date of issuance thereof, on or about the fifteenth days of May, August, November and February in each fiscal year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Series A Share, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10.00 or (b) subject to the provisions for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend or distribution payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding, Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any Series A Share. In the event the Corporation shall at any time after August 1, 1997 (i) declare any dividend on the Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amounts to which holders of Series A Shares were entitled immediately prior to such event under clause (a) and clause (b) of the preceding sentence shall be adjusted by multiplying each such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (2) The Corporation shall declare a dividend or distribution on the Series A Shares as provided in paragraph (1) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend or distribution payable in shares of Common Stock); provided, however, that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Series A Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date; and provided further, that nothing contained in this paragraph (2) shall be construed so as to conflict with any provision relating to the declaration of dividends contained in the Charter.

                  (3) Dividends shall begin to accrue and be cumulative on outstanding Series A Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Series A Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series A Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Series A Shares entitled to receive payment of a dividend or distribution declared thereon.

         (b) Redemption. The Series A Shares are not redeemable.

         (c) Liquidation, Dissolution or Winding Up. In the event of the voluntary or involuntary liquidation of the Corporation the "preferential amount" that the holders of the Series A Shares shall be entitled to receive out of the assets of the Corporation shall be $100.00 per share plus all accrued and unpaid dividends thereon.

                  (1) Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (upon liquidation, dissolution or winding up) to the Series




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A Shares unless, prior thereto, the holders of Series A Shares shall have received $100.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of Series A Shares unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in paragraph (3) of this Section c to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding Series A Shares and Common Stock, respectively, holders of Series A Shares and holders of shares of Common Stock shall receive their retable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one with respect to the Series A Shares and Common Stock, on a per share basis, respectively.

                  (2) In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, that rank on a parity with the Series A Shares, then all such available assets shall be distributed ratably to the holders of the Series A Shares and the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then any such remaining assets shall be distributed ratably to the holders of Common Stock.

                  (3) In the event the Corporation shall at any time after August 1, 1997 (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (d) Sinking Fund. The Series A Shares shall not be entitled to the benefit of any sinking fund for the redemption or purchase of such shares.

         (e) Conversion.

                  (1) Subject to paragraph (2) of this Section e, the Series A Shares shall not be convertible.

                  (2) In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Series A Shares shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (f) Voting Rights.

                  (1) The holders of Series A Shares shall have no voting rights except as provided by Wisconsin statutes or by paragraph (2) of this Section f.





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                  (2) So long as any Series A Shares shall be outstanding, and in addition to any other approvals or consents required by law, without the consent of the holders of 66-2/3% of the Series A Shares outstanding as of a record date fixed by the Board of Directors, given either by their affirmative vote at a special meeting called for that purpose, or, if permitted by law, in writing without a meeting:

                           (i) The Corporation shall not sell, transfer or lease
all or substantially all the properties and assets of the Corporation; provided, however, that nothing herein shall require the consent of the holders of Series A Shares for or in respect of the creation of any mortgage, pledge, or other lien upon all or any part of the assets of the Corporation.

                           (ii) The Corporation shall not effect a merger or
consolidation with any other corporation or corporations unless as a result of such merger or consolidation and after giving effect thereto holders of Series A Shares are entitled to receive a per share amount and type of consideration equal to 100 times the per share amount and type of consideration received by holders of shares of Common Stock, or (1) either (A) the Corporation shall be the surviving corporation or (B) if the Corporation is not the surviving corporation, the successor corporation shall be a corporation duly organized and existing under the laws of any state of the United States of America or the District of Columbia, and all obligations of the Corporation with respect to the Series A Shares shall be assumed by such successor corporation, (2) the Series A Shares then outstanding shall continue to be outstanding and (3) there shall be no alteration or change in the designation or the preferences, relative rights or limitations applicable to outstanding Series A Shares prejudicial to the holders thereof.

                           (iii) The Corporation shall not amend, alter or
repeal any of the provisions of its Certificate of Incorporation in any manner that adversely affects the relative rights, preferences or limitations of the Series A Shares or the holders thereof.

         (g) Certain Restrictions.

                  (1) Whenever quarterly dividends or other dividends or distributions payable on the Series A Shares as provided in Section a are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Shares outstanding shall have been paid in full, the Corporation shall not:

                           (i) declare or pay dividends on, make any other
distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (as to dividends) to the Series A Shares;

                           (ii) declare or pay dividends on or make any other
distributions on any shares of stock ranking on a parity (as to dividends) with the Series A Shares, except dividends paid ratably on the Series A Shares and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                           (iii) redeem or purchase or otherwise acquire for
consideration shares of any stock ranking junior (as to dividends) to the Series A Shares; provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation, ranking junior (as to dividends) to the Series A Shares; and

                           (iv) purchase or otherwise acquire for consideration
any Series A Shares, or any shares of stock ranking on a parity (as to dividends) with the Series A Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.





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                  (2) The Corporation shall not permit any subsidiary of the
Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (1) of this Section g, purchase or otherwise acquire such shares at such time and in such manner.

         (h) Fractional Shares. The Corporation may issue fractions and certificates representing fractions of Series A Shares in integral multiples of 1/100th of a Series A Share, or in lieu thereof, at the election of the Board of Directors of the Corporation at the time of the first issue of any Series A Shares, evidence such fractions by depositary receipts, pursuant to an appropriate agreement between the Corporation and a depositary selected by it, provided that such agreement shall provide that the holders of such depository receipts shall have all rights, privileges and preferences to which they would be entitled as beneficial owners of Series A Shares. In the event that fractional Series A Shares are issued, the holders thereof shall have all the rights provided herein for holders of full Series A Shares in the proportion that such fraction bears to a full share.

         ARTICLE 6. PREEMPTIVE RIGHTS. No holder of the capital stock of the Corporation shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever of the Corporation, or of securities convertible into stock of any class whatsoever, whether now or hereafter authorized, or whether issued for cash or other consideration or by way of a dividend.

         ARTICLE 7. DIRECTORS.

         (a) The number of directors of the Corporation that shall constitute the initial Board of Directors of the Corporation shall be seven (7). The number of directors of the Corporation may be increased or decreased in the manner specified in the Corporation's Bylaws, as may be amended from time to time.

         (b) The Board of Directors, other than those who may be elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation, shall be divided into three classes. At the first annual meeting of stockholders following the effective date of these Articles of Incorporation, directors of the first class shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of the second class shall be elected to hold office for a term expiring at the second succeeding annual meeting, and directors of the third class shall be elected to hold office for a term expiring at the third succeeding annual meeting, and, with respect to directors of each class, until their respective successors are elected and qualified. At each subsequent annual meeting of stockholders, directors elected to succeed those whose terms are expiring shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders and until their respective successors are elected and qualified.

         (c) Subject to the rights of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation to elect directors, any director may be removed from office only with cause by the affirmative vote of the holders of not less than two-thirds of the issued and outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors at a duly constituted meeting of stockholders called expressly for the purpose. Except as may otherwise be provided by law, cause for removal shall be deemed to exist only if the director whose removal is proposed (i) has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or (ii) has been adjudicated by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of such director's duty to the Corporation.

         ARTICLE 8. LIABILITY OF DIRECTORS AND OFFICERS. A director or officer of the Corporation shall not be personally liable for monetary damages for any action taken, or any failure to take any action, as a director or officer except to the extent that a director's or officer's liability for monetary damages may not be limited by law. Any amendment to or repeal of this Article 8 shall not adversely affect any right of a director or officer of the Corporation hereunder or pursuant to the Wisconsin Business Corporation Law with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.

         ARTICLE 9. BYLAWS. The Bylaws of the Corporation may be altered, amended or repealed by the affirmative vote of a majority of the Board of Directors or by the affirmative vote of the holders of not less than two-thirds of





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the issued and outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors.

         ARTICLE 10. RESTRICTIONS ON OFFERS AND ACQUISITIONS.

         (a) By virtue of this Article 10(a), the Corporation elects (i) to be subject to Sections 180.1130 to 180.1134 of the Wisconsin Business Corporation Law, or any successor(s) thereto, as if the Corporation was an "issuing public corporation" under such law and regardless whether it then qualifies as such under such law and (ii) not to be subject to Section 180.1150 of the Wisconsin Business Corporation Law, or any successor thereto, regardless whether the Corporation is an "issuing public corporation" under such law or then qualifies as such under such law.

         (b) Notwithstanding anything contained in the Corporation's Articles of Incorporation or Bylaws to the contrary, for a period of five years from the date of the closing of the conversion of Anchor Savings and Loan Association from mutual to stock form, no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of the Corporation. This limitation shall not apply to (i) any offer with a view toward public resale made exclusively to the Corporation by underwriters or a selling group acting on its behalf, (ii) the purchase of shares by a tax-qualified employee stock benefit plan established for the benefit of the employees of the Corporation and its subsidiaries which is exempt from the approval requirements under 12 C.F.R. 574.3(c)(1)(vi) or any successor thereto, and (iii) any offer or acquisition approved in advance by the affirmative vote of two-thirds of the entire Board of Directors.

         (c) In the event shares are acquired in violation of Article 10(b), all shares beneficially owned by any person in excess of 10% shall be considered "excess shares" and shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matters submitted to the stockholders for a vote.

For purposes of Article 10(b), the following definitions apply:

                  (1) The term "person" includes an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of equity securities of the Corporation.

                  (2) The term "offer" includes every offer to buy or otherwise acquire, solicitation of any offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value.

                  (3) The term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise.

                  (4) The term "acting in concert" means (a) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (b) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

         (e) Paragraphs (b) through (d) of this Article 10 shall expire an no longer be a part of these Articles of Incorporation on the fifth anniversary of the closing of the conversion of Anchor Savings and Loan Association from mutual to stock form.








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         ARTICLE 11. AMENDMENT. The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by the Business Corporation Law of the State of Wisconsin, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, however, these Articles of Incorporation may not be amended, altered, changed or repealed without the vote of the holders of any class or series of Preferred Stock as may be required by the provisions establishing any such class or series and no amendment, alteration, change or repeal of Articles 6, 7, 8, 9, 10 or this Article 11 may be made unless it is approved by the holders of not less than two-thirds of the issued and outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors.































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